Exhibit 3.304

PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “SILOAM SPRINGS HOLDINGS, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE THIRTIETH DAY OF OCTOBER, A.D. 2008, AT 11:50 O’CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “SILOAM SPRINGS HOLDINGS, LLC”.

	/s/ Jeffrey W. Bullock
	Jeffrey W. Bullock, Secretary of State
4617627 8100H	AUTHENTICATION:	9120312
111142264	DATE:	10-27-11
You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is Siloam Springs Holdings, LLC.

•

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington (New Castle County). The name of its Registered agent at such address is Corporation Service Company.

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) “The latest date on which the limited liability company is to dissolve is .”

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation of Siloam Springs Holdings, LLC this 30 day of October, 2008.

BY:	/s/ Robin J. Keck
Authorized Person(s)

NAME:	Robin J. Keck, Organizer
Type or Print

State of Delaware Secretary of State Division of Corporations Delivered 01:35 PM 10/30/2008 FILED 11:50 AM 10/30/2008 SRV 081078914 – 4617627 FILE